Exhibit 99.1

For Immediate Release	For additional information contact:
Terry R. Thomas or Terry E. George
At (614) 356-5000

Dominion Homes Reports Earnings for the First Quarter of 2005

DUBLIN, Ohio – May 4, 2005 – Dominion Homes, Inc. (NASDAQ:DHOM) reported net income of $642,000, or $0.08 per diluted share, for the first three months of 2005 compared to $5.0 million, or $0.62 per diluted share, for the three months ended March 31, 2004. The lower net income for the first quarter of 2005 is principally due to the delivery of 25% fewer homes and a 3.3% decline in gross margin as compared to the first quarter of 2004. The average price of homes delivered increased 6.9% to $191,500 from $179,200, somewhat offsetting the effects of the delivery of fewer homes and the lower gross profit margin during the period. The Company delivered fewer homes during the first quarter of 2005 because of the decline in home sales experienced during the second half of 2004, which resulted in a lower backlog of homes to deliver during the first quarter of 2005. Revenues for the first quarter of 2005 were $92.6 million (including $1.1 million of other income), from the delivery of 478 homes, compared to $115.7 million (including $2.1 million of other income), from the delivery of 634 homes, for the first quarter of 2004.

The decline in homes delivered also impacted the Company’s gross profit, which declined to $19.6 million for the first quarter of 2005 from $28.2 million for the first quarter of 2004. The Company’s gross profit margin for the first quarter of 2005 declined to 21.1% from 24.4% for the first quarter of 2004. This decline was due primarily to increases in the cost of constructing homes, higher lot costs and the expensing of approximately $1.0 million of deposits and due diligence costs incurred for land that the Company decided not to purchase. Selling, general and administrative expenses declined $2.7 million to $16.0 million for the first quarter of 2005 compared to $18.7 million for the first quarter of the previous year. This reduction was due to the Company’s efforts to lower overhead expenses, reduced incentive compensation expense of approximately $0.8 million, primarily related to changes in the market value of the Company’s common shares, and the decrease in selling, general and administrative expenses associated with selling fewer homes. Interest expense for the period increased to $2.6 million compared to $1.6 million for the same period the previous year, primarily due to the Company’s greater investment in land and land development inventories and less interest capitalized during the first quarter of 2005 than the first quarter of 2004.

As reported on April 7, 2005, the Company sold 626 homes, with a sales value of $120.8 million, during the first quarter of 2005 compared to record sales of 950 homes, with a sales value of $176.9 million, during the first quarter of 2004. The number of active sales communities at March 31, 2005 increased to 62 from 56 at March 31, 2004. The Company’s backlog at March 31, 2005 was 780 sales contracts, with a sales value of $157.8 million, compared to 1,335 sales contracts, with a sales value of $263.3 million, at March 31, 2004.

Douglas G. Borror, Chief Executive Officer, commented, “Our first quarter results were better than our original projections. We continue to expect that 2005 will be a profitable year, but that net income will be lower than in recent years. In the short-term, we are focused on increasing our sales, delivering well-built homes, and reducing our excess developed lot supply. As we move through the year, we are analyzing our strategy with respect to geographic growth, product development, and asset management.”

The Company will host a conference call on May 5, 2005, at 10:00 a.m. Eastern Time to discuss its financial results for the first quarter of 2005. Interested parties may listen in by accessing the Company’s website at www.dominionhomes.com, selecting “About Dominion Homes” and then selecting “Investor Relations.”

Dominion Homes offers a variety of homes, which are differentiated by size, price, standard features and available options. The Company’s “The Best of Everything” philosophy focuses on providing its customers with unsurpassed products, quality, and customer service. Additional information about the Company is located on its website.

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, weather conditions, changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

FINANCIAL HIGHLIGHTS

Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2005	2004
Revenues	$92,643	$115,672
Cost of real estate sold	73,084	87,424

Gross profit	19,559	28,248
Selling, general and administrative	16,048	18,710

Income from operations	3,511	9,538
Interest expense	2,556	1,613

Income before income taxes	955	7,925

Provision for income taxes	313	2,887

Net income	$642	$5,038

Earnings per share
Basic	$0.08	$0.63

Diluted	$0.08	$0.62

Weighted average shares outstanding
Basic	8,044,986	7,961,212

Diluted	8,207,768	8,127,383

Consolidated Balance Sheets

(In thousands)

	March 31, 2005 (unaudited)	December 31, 2004
Assets
Cash and cash equivalents	$10,788	$6,710
Accounts receivable	6,064	4,521
Real estate inventories	416,740	416,519
Prepaid expenses and other	8,068	6,503
Deferred income taxes	1,074	2,685
Net property and equipment	6,206	7,542

Total assets	$448,940	$444,480

Liabilities and Shareholders’ Equity
Note payable, banks	$196,836	$194,378
Term debt	8,834	5,819
Other liabilities	52,788	55,386

Total liabilities	258,458	255,583

Shareholders’ equity	190,482	188,897

Total liabilities and shareholders’ equity	$448,940	$444,480

Estimated Land Inventory as of March 31, 2005

Land Inventory	Finished Lots	Lots Under Development	Unimproved Land Estimated Lots	Total Estimated Lots
Owned by the Company:
Central Ohio	1,614	1,717	8,880	12,211
Kentucky	526	584	1,202	2,312
Controlled by the Company:
Central Ohio			5,151	5,151
Kentucky			208	208
Held for sale:
Central Ohio			124	124
Kentucky			91	91

Total Land Inventory	2,140	2,301	15,656	20,097

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